SCUDDER INTERNATIONAL FUND, INC.
                             ARTICLES SUPPLEMENTARY

     SCUDDER INTERNATIONAL FUND, INC., a Maryland corporation having a principal office in New York, New York and having The Corporation Trust Incorporated as its resident agent located at 32 South Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to and in accordance with Section 2-105(c) of the Maryland General Corporation Law, the aggregate number of shares of stock that the Corporation, being registered as an open-end investment company under the Investment Company Act of 1940 (the "1940 Act"), has the authority to issue is hereby increased to five hundred million (500,000,000) shares, with a par value of One Cent ($.01) per share, for an aggregate par value of Five Million Dollars ($5,000,000.00).

    (a) Immediately before the increase effected by these Articles Supplementary, the total number of shares of stock of all classes that the Corporation had the authority to issue was four hundred million (400,000,000) shares, with a par value of One Cent ($.01) per share, for an aggregate par value of Four Million Dollars ($4,000,000.00).

    (b) Immediately after the increase effected by these Articles Supplementary, the total number of shares of stock of all classes that the Corporation has the authority to issue is five hundred million (500,000,000) shares, with a par value of One Cent ($.01) per share, for an aggregate par value of Five Million Dollars ($5,000,000.00).

     SECOND: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of the Charter of the Corporation, the Board of Directors has duly classified the one hundred million (100,000,000) shares of the capital stock of the Corporation resultant from the increase of authorized capital effected by these Articles Supplementary as the "Emerging Markets Growth Fund." Prior to such increase, one hundred million (100,000,000) shares of authorized capital stock were designated as the "Pacific Opportunities Fund," one hundred million (100,000,000) shares of authorized capital stock were designated as the "International Fund," one hundred million (100,000,000) shares of authorized capital stock were designated as the "Latin America Fund," and one hundred million (100,000,000) shares of authorized capital stock were designated as the "Greater Europe Growth Fund." The Emerging Markets Growth Fund, International Fund, Latin America Fund, Pacific Opportunities Fund and Greater Europe Growth Fund are each hereafter referred to as a "series."

     THIRD: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of the Charter of the Corporation, the Board of Directors has further classified the one hundred million (100,000,000) shares of the capital stock of the Corporation designated as the "Emerging Markets Growth Fund" series to be redeemable at a price equal to ninety-eight percent (98%) of net asset value per share if such shares have been issued and outstanding on the books of the Corporation for less than one year subject to such exceptions as the Board of Directors may fix by resolution. The foregoing condition of redemption may be revised or eliminated by the Board of Directors from time to time, without filing additional Articles Supplementary, provided the interests of any outstanding shareholders of the Emerging Markets Growth Fund series are not adversely affected.

     FOURTH: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to classify and reclassify and issue any unissued shares of any series of the Corporation and to fix or alter all terms thereof to the full extent provided by the Charter of the Corporation.

     FIFTH: A description of the series, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemptions is set forth in the Charter of the Corporation and is not changed by the Articles Supplementary, except that five series of shares, as opposed to four, now exist and the Emerging Markets Growth Fund series is subject to the special redemption provisions set forth in Article THIRD above.

     SIXTH: The Board of Directors of the Corporation, by action of a unanimous written consent of the Board of Directors dated February 20, 1996, adopted resolutions increasing the aggregate number of shares of capital stock that the Corporation has authority to issue and classifying the authorized capital stock of the Corporation as set forth in these Articles Supplementary.

     IN WITNESS WHEREOF, Scudder International Fund, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and its corporate seal to be hereunto affixed and attested by its Secretary, on the 20th day of February, 1996.
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ATTEST:                                  SCUDDER INTERNATIONAL FUND, INC.

By /s/Coleen Downs Dinneen               By /s/David S. Lee
   ---------------------------              -------------------------------
  Coleen Downs Dinneen                      David S. Lee
  Assistant Secretary                       Vice President

SEAL

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